Item 1:	Name and Address of Company Virginia Mines Inc. (“Virginia”) 116, rue St-Pierre Bureau 200 Québec (Québec) G1K 4A7
Item 2:	Date of Material Change June 16, 2008.
Item 3:	Press Release Virginia issued a press release on June 16, 2008.
Item 4:	Summary of Material Change On June 16, 2008, Virginia announces the appointment of Mr. Robin Villeneuve as Chief Financial Officer and Secretary of the company.
Item 5:

Full Description of Material Change

On June 16, 2008 Virginia announced the appointment of Robin Villeneuve as Chief Financial Officer and Secretary of the company. Mr. Villeneuve is a Chartered Accountant and has over 13 years of public company, corporate finance and public accounting experience. Mr. Villeneuve replaces Mr. Gaétan Mercier, who will leave Virginia effective September 12, 2008.

Item 6:	Confidentiality of Material Change Report Not applicable.
Item 7:	Omitted Information Not applicable.
Item 8:

Senior Officer

Further information regarding the matters described in this report may be obtained from André Gaumond, President and Chief Executive Officer of Virginia who is knowledgeable about the details of the material change and may be contacted at (418) 694-9832.

Item 9:	Statement of Senior Officer The foregoing accurately discloses the material change referred to herein.
SIGNED on June 17, 2008 in Québec, Québec. (Signed) André Gaumond President